EX. 4.2

[Form Of]
Amendment to Articles of Incorporation
The Amended Articles of Incorporation of The E.W. Scripps Company (the “Corporation”) are hereby amended as follows:
I.    By adding the following paragraph after the last paragraph of Section 1 of Division B of Article FOURTH:
    “Notwithstanding the foregoing or Sections 2 through 6, inclusive, of this Division, the rights, preferences and terms of the Preferred Shares, Series A are as set forth in Division D.”
II.     By adding the following after Division C of Article FOURTH:
“D. Express Terms of Preferred Shares, Series A
1. Designation and Number of Shares. There is hereby created out of the authorized and unissued Preferred Shares a series of Preferred Shares designated as the “Preferred Shares, Series A” (“Series A”). The authorized number of shares of Series A shall be 6,000, which number may not be increased or decreased by the Board of Directors of the Corporation. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Shares (provided that, subject to receipt of any consents required by Section 6 of the Series A Provisions (as defined below), any such shares of Series A may be reissued only as shares of any hereafter designated series other than Series A).
2. Standard Provisions. The Standard Provisions – Series A contained in Annex A attached hereto (the “Series A Provisions”) are incorporated in this Section 2 by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.
3. No Other Series A Terms. In the event of any conflict or inconsistency between (a) this Division D or the Series A Provisions and (b) any other provision of these Amended Articles of Incorporation (including, without limitation, Sections 2 and 4 of Division A, Sections 1 through 6, inclusive, of Division B, Division C and Article TWELFTH), this Division D and/or the Series A Provisions, as the case may be, shall control and govern with respect to such conflict or inconsistency.

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4. Preemptive Rights. For the avoidance of doubt, the first sentence of Section 6 of Division A of Article FOURTH shall not apply to the issue of Series A.”

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Annex A
Standard Provisions – Series A

Section 1.Definitions. As used in these Standard Provisions – Series A (these “Standard Provisions”):
(a)“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
(b)“Bylaws” means the Amended and Restated Code of Regulations of the Corporation, as they may be amended or amended and restated from time to time.
(c)“Articles of Incorporation” shall mean the Amended Articles of Incorporation of the Corporation, as amended or amended and restated from time to time.
(d)“Common Shares” means the Class A Common Shares and the Common Voting Shares.
(e)“Junior Stock” means the Common Shares and any other class or series of stock of the Corporation that ranks junior to Series A either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(f)“Original Issue Date” means [___], 202[__].
(g)“Other Preferred Stock” means (x) any series of Preferred Shares other than Series A; and (y) any shares of any class or series of capital stock of the Corporation (I) ranking senior to or equally with the Series A with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation (including, without limitation, Parity Stock), (II) the terms of which provide for redemption (whether mandatory or optional) due to the occurrence of a Change of Control or (III) ranking senior to any Common Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(h)“Parity Stock” means any class or series of stock of the Corporation (other than Series A) that ranks equally with Series A both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue on a cumulative or non-cumulative basis).
Section 2.Dividends.
(a)Rate. Holders of Series A shall be entitled to receive, on each share of Series A, out of funds legally available for the payment of dividends under the Ohio General Corporation Law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 8% (as such may be adjusted pursuant to this Section 2(a), the “Dividend Rate”) on (i) the amount of $100,000 per share of Series A and (ii) the amount of accrued and unpaid dividends on such share of Series A, if any (giving effect to (A) any dividends paid through the Dividend
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Payment Date (as defined below) that begins such Dividend Period (other than the initial Dividend Period) and (B) any dividends (including dividends thereon at a per annum rate equal to the Dividend Rate to the date of payment) paid during such Dividend Period); provided that if (x), on any Dividend Payment Date, the holder of record (for such Dividend Payment Date) of a share of Series A shall not have received in cash the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 2(a), or (y) the Corporation shall not have paid in full the redemption price required to be paid by it pursuant to Section 4, then the Dividend Rate shall automatically be at a per annum rate of 9% (A) in the case of clause (x), with respect to the Dividend Period for which the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 2(a) was not made and for all Dividend Periods thereafter and (B), in the case of clause (y), from and after the required date of such payment. Dividends shall begin to accrue and are cumulative from the Original Issue Date, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears (as provided below in this Section 2(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors) on each March 15, June 15, September 15 and December 15 (each, a “Dividend Payment Date”), commencing on [____], 202[__];1 provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends payable on the Series A in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series A on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Series A on any Dividend Payment Date will be payable to holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 15 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.
Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 2 (subject to the other provisions of these Standard Provisions).
1 NTD: To be first Dividend Payment Date after Original Issue Date.
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(b)Priority of Dividends. So long as any share of Series A remains outstanding, no dividend or distribution of any kind shall be declared, paid or made on the Common Shares or any other shares of Junior Stock (other than a dividend payable solely in stock of the Corporation that ranks junior to the Series A both as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation), and no Common Shares, Junior Stock or Parity Stock shall be purchased, redeemed, retired or otherwise acquired for consideration by the Corporation or any of its subsidiaries, directly or indirectly. The foregoing provision shall not apply to redemptions, purchases, retirements or other acquisitions of Class A Common Shares in connection with cashless exercises and similar actions under any employee benefit plan in the ordinary course of business and consistent with past practice prior to the Original Issue Date.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A and any shares of Parity Stock, all dividends declared on the Series A and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A (including, if applicable as provided in Section 2(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.
Section 3.Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A shall be entitled to receive for each share of Series A, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other stock of the Corporation ranking junior to the Series A as to such distribution, payment in full in an amount equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, to the date of payment. Furthermore, without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such liquidation, dissolution or winding up, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time.
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(b)Partial Payment. If in any distribution described in Section 3(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series A, on which dividends accrue on a cumulative basis, an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, as applicable), provided that the Liquidation Preference for any share of Series A shall be determined in accordance with Section 3(a) above.
(c)Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 4.Redemption.
(a)Optional Redemption. The Corporation may not redeem at its option the Series A prior to [___], 202[__].2 On or after [___], 202[__], the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A at the time outstanding, upon notice given as provided in Section 4(d) below, at a redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, to the redemption date. Without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such redemption, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time. The minimum number of shares of Series A redeemable pursuant to this Section 4(a) at any time is the lesser of (x) 600 shares of Series A and (y) the number of shares of Series A outstanding.
2 NTD: To be fifth anniversary of Original Issue Date.
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(b)Redemption at the Option of the Holders in the Event of a Change of Control.
(i)If a Change of Control is announced or occurs, each holder of shares of Series A shall have the right to require the Corporation to redeem any or all of the outstanding shares of Series A of such holder, and the Corporation shall make an offer (a “Change of Control Offer”) to redeem any or all of the outstanding shares of Series A of each holder, for a per share redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, to the redemption date (such amount, the “Change of Control Redemption Price”). Without limiting in any way the obligation of the Corporation to make the payments specified in this Section 4(b), the Corporation shall use its best efforts to ensure that, immediately prior to any redemption pursuant to this Section 4(b), the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 2(a) above, dividends on such amount) on the Series A outstanding as of such time. The Corporation shall take all actions as may be necessary or desirable in order that, in connection with any transaction or event that results in or could reasonably be expected to result in a Change of Control, the rights of the holders of Series A to receive the Change of Control Redemption Price, including accrued and unpaid dividends on shares of Series A (including, if applicable as provided in Section 2(a) above, dividends on such amount), whether or not declared, shall be preserved and not impaired. No Common Shares shall be entitled to receive or shall receive any consideration in connection with a Change of Control unless and until the Change of Control Redemption Price has been paid in full in cash, and the Corporation shall not have the power to effect a Change of Control unless the definitive agreements (if any) governing such Change of Control provide that redemption of the Series A will be made in compliance with this Section 4(b).
(ii)No later than the earlier of (x) (10) Business Days prior to any Change of Control, and (y) the Business Day following (1) the announcement of the transaction or prospective transaction that would result in a Change of Control or, (2) if earlier, the entry by the Corporation into a definitive agreement with respect thereto, the Corporation will make the Change of Control Offer by mailing a notice to each holder of Series A describing the material terms of the transaction or transactions that are expected to constitute such Change of Control and offering to redeem any or all shares of Series A of such holder on the date specified in such notice (the “Change of Control Payment Date”), which date shall be the date of consummation of the Change of Control. In addition, such Change of Control Offer shall further state: (A) the amount of the Change of Control Redemption Price; (B) that the holder may elect to have all or any portion of its shares of Series A redeemed pursuant to the Change of Control Offer, (C) that certificates, if any, representing any shares of Series A to be redeemed must be surrendered for payment of the Change of Control Redemption Price at the office of the Corporation or any redemption agent (and the place or places where such certificates are to be so surrendered); (D) that payment of the Change of Control Redemption Price will be made to such holder on the Change of Control Payment Date to the account specified by such holder to the Corporation in writing; (E) the date and time by which such
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holder must make its election (which may be no earlier than seven (7) Business Days following the date of mailing of such notice by the Corporation); and (F) that any holder may withdraw its election notice with respect to all or a portion of its shares of Series A at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date.
(iii)On the Change of Control Payment Date, the Corporation will (A) accept for payment all shares of Series A validly tendered pursuant to the Change of Control Offer; and (B) pay the Change of Control Redemption Price to each holder that validly tendered shares of Series A pursuant to the Change of Control Offer.
For purposes of the Change of Control Offer provisions of the Series A, the following terms are applicable:
“Change of Control” means the occurrence of any of the following events:
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Corporation’s assets or of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole;
(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Permitted Holders, becomes the record or Beneficial Owner, directly or indirectly, of more than 50% of the total voting power represented by the outstanding Voting Stock or obtains the power to elect a majority of the Board of Directors of the Corporation;
(3) the Permitted Holders cease to Beneficially Own more than 50% of the total voting power represented by the outstanding Voting Stock;
(4) the Corporation’s consolidation with, or the Corporation’s merger with or into, any person, or any person consolidates with, or merges with or into, the Corporation, other than pursuant to a transaction in which the Corporation is the surviving person and the holders of the Voting Stock outstanding immediately prior to such transaction hold more than 50% of the total voting power represented by the outstanding Voting Stock immediately after giving effect to such transaction;
(5) the first day on which a majority of the members of the Corporation’s Board of Directors are not Continuing Directors; or
(6) a “Change of Control”, “Change in Control” or analogous term as defined in any agreement or instrument evidencing indebtedness of the Corporation in an outstanding principal amount and/or available commitment of $10,000,000 or more, or under the Corporation’s Executive Severance and Change in Control Plan or 2010 Long-Term Incentive Plan, in each case as amended, supplemented, restated or replaced from time to time or any successor thereof, or any other benefit or incentive plan for employees, officers or directors of the Corporation.
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As used in this definition of “Change of Control”, the term “Beneficial Owner” means “beneficial owner” as defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Continuing Director” means, as of any date of determination, any member of the Corporation’s Board of Directors who (i) was a member of the Corporation’s Board of Directors on the Original Issue Date or (ii) was nominated for election, elected or appointed to the Corporation’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Corporation’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection by such member to such nomination).
“Permitted Holders” means any lineal descendants of Robert Paine Scripps or John Paul Scripps (provided such lineal descendants are of legal age and not under legal disability), or trusts for the benefit of such lineal descendants or their spouses (provided that at least a majority of the trustees thereof are (and, under the terms of the trust, are required to be) such lineal descendants or that the trustees are required to vote and dispose of the Voting Stock or such other applicable stock of the Corporation held under such trust at the direction of one or more such lineal descendants).
“Voting Stock” means capital stock of the Corporation of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
(c)Payment of Redemption Price. The redemption price for any shares of Series A shall be payable in cash on the redemption date to the holder of such shares against surrender of such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 2 above.
(d)Notice of Redemption. Notice of every redemption of shares of Series A (including a Change of Control Offer) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed (or, in the case of a Change of Control Offer, all holders) at their respective last addresses appearing on the books of the Corporation or its agent. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption, in the case of a redemption pursuant to Section 4(a), or with respect to a redemption pursuant to Section 4(b), as provided in such Section 4(b). Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but
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failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A in any manner permitted by such facility. Each notice of redemption pursuant to Section 4(a) given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares, if any, are to be surrendered for payment of the redemption price. Notwithstanding anything to the contrary herein, upon receipt of any notice of redemption hereunder (other than a redemption pursuant to Section 4(b)), the holder of any share of Series A outstanding at such time shall have five (5) Business Days to deliver or, in the case of a redemption pursuant to Section 4(b), the holder of any share of Series A may elect to deliver, to the Corporation written notice of its election to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any warrant to purchase Common Shares of the Corporation originally issued by the Corporation in connection with the issuance of the Series A by means of a surrender to the Corporation of shares of the Series A in accordance with the terms and conditions hereof and of any such warrant, and the Corporation’s right pursuant to Section 4(a) to redeem the shares of Series A specified in such notice of redemption shall be (x) tolled during such five (5) Business Day period and (y) if the holder so elects to exercise such warrant and surrender such shares of Series A, in whole or in part, automatically terminated only with respect to such shares of Series A so surrendered.

(e)Partial Redemption. In case of any redemption pursuant to Section 4(a) of part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to these Standard Provisions, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(f)Effectiveness of Redemption. If notice of redemption pursuant to Section 4(a) has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $100 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of

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six years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 5.Conversion. Holders of Series A shares shall have no right to exchange or convert such shares into any other securities, except in connection with the surrender to the Corporation of shares of the Series A to satisfy any portion of the applicable exercise price with respect to an exercise, in whole or in part, of any warrant to purchase Common Shares of the Corporation issued in connection with the original issuance of the Series A by the Corporation.
Section 6.Voting Rights.
(a)General. The holders of Series A shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)Series A Voting Rights. In addition to any other vote or consent of stockholders required by law, so long as any shares of Series A are outstanding, the vote or consent of the holders of at least 50.1% of the shares of Series A at the time outstanding, either in writing or by vote, in person or by proxy, at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:
(i)Authorization or Issuance of Other Preferred Stock. (A) Any amendment or alteration of the Articles of Incorporation to (1) authorize or create, or increase the authorized amount of Other Preferred Stock or (2) increase the authorized amount of Series A; or (B) any issuance of Other Preferred Stock or Series A (or any securities convertible into Other Preferred Stock or Series A);
(ii)Amendment of Series A. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws so as to affect or change the rights, preferences, privileges or powers of the Series A; or
(iii)Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case, as a result thereof, (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and powers, and limitations and restrictions thereof as are substantially identical to the rights, preferences, privileges and powers, and limitations and restrictions of the Series A immediately prior to such consummation; and (z) there is no other class or series of capital stock of the Corporation (or any securities convertible into any such capital stock)
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outstanding that would require the approval of holders of Series A as provided in this Section 6(b) if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A hold preference securities in a surviving or resulting entity or its ultimate parent, the capital stock of such entity or its ultimate parent, as the case may be, shall comply with the requirements of this clause (z)).

(c)Changes after Provision for Redemption. No vote or consent of the holders of Series A shall be required pursuant to Section 6(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption pursuant to Section 4(a) upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 4 above.
(d)Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A is listed or traded at the time.
Section 7.Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 8.Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid. Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series A in any manner permitted by such facility.
Section 9.No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 10.Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the transfer agent for the Series A. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the transfer agent for the Series A of
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reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and the transfer agent for the Series A.

Section 11.Surrender Rights. In connection with the exercise of any rights under any warrant to purchase Common Shares of the Corporation issued in connection with the original issuance of the Series A, a holder of shares of Series A shall have the right to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any such warrant by means of a surrender to the Corporation of the applicable amount of shares of Series A.
Section 12.Other Rights. The shares of Series A shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law. In the event of any conflict or inconsistency between (a) Division D of Article FOURTH of the Articles of Incorporation or these Standard Provisions and (b) any other provision of the Articles of Incorporation (including, without limitation, Sections 2 and 4 of Division A, Sections 1 through 6, inclusive, of Division B and Division C, in each case of Article FOURTH, and Article TWELFTH, in each case of the Articles of Incorporation), such Division D and/or these Standard Provisions, as the case may be, shall control and govern with respect to such conflict or inconsistency.
45430472     A-11